Exhibit No. 10(A)
THE PROGRESSIVE CORPORATION
2006 GAINSHARING PLAN
1.	The Progressive Corporation and its subsidiaries (collectively “Progressive” or the “Company”) have adopted The Progressive Corporation 2006 Gainsharing Plan (the “Plan”) as part of their overall compensation program. The Plan is performance-based and is administered under the direction of the Compensation Committee of the Board of Directors of The Progressive Corporation (the “Committee”).
2.	Plan participants for each Plan year shall be selected by or under the direction of the Committee from those officers and regular employees of Progressive who are assigned primarily to the Core Business (as defined below), another operating business unit or a corporate support function. The gainsharing opportunity, if any, for those executive officers who participate in The Progressive Corporation 2004 Executive Bonus Plan (“Executive Plan”) will be provided by and be a component of that plan, although participants in the Executive Plan may also participate in this Plan if and to the extent determined by the Committee. Plan years will coincide with Progressive’s fiscal years.
3.	Annual Gainsharing Payments under the Plan will be determined by application of the following formula:

Annual Gainsharing Payment = Paid Earnings x Target Percentage x Performance Factor
4.	Paid Earnings for any Plan year shall mean and include: (a) regular, used Earned Time Benefit, sick, holiday, funeral and overtime pay received by the participant during the Plan year for work or services performed during the Plan year as an officer or employee of Progressive, and (b) retroactive payments of any of the foregoing items relating to the same Plan year.

For purposes of the Plan, Paid Earnings shall not include any short-term or long-term disability payments made to the participant, the earnings replacement component of any workers’ compensation award, payments from the discretionary cash fund or any other bonus or incentive compensation awards and unused Earned Time Benefit.

Notwithstanding the foregoing, if at the end of the 24th pay period of a Plan year, any Plan participant’s then current annual salary exceeds his or her salary range maximum plus $105, then for purposes of computing his or her Annual Gainsharing Payment under the Plan, his or her Paid Earnings (including regular, used Earned Time Benefit, sick, holiday and funeral pay) for any bi-weekly pay period during the Plan year will not exceed 1/26th of his or her annual salary range maximum (as in effect as of the end of the applicable pay period). Without regard to that limitation, such participant’s Paid Earnings for the full Plan year will include the full amount of the following items, if any, received by such participant for that Plan year: (a) overtime pay, and (b) retroactive payments of regular, used Earned Time Benefit, sick, holiday, overtime and funeral pay.

5.	Target Percentages vary by position. Target Percentages for Plan participants typically are as follows:

POSITION	TARGET %

Senior Executives, Executive Level Managers and Business Leaders	60-150%
Directors of Large Functional Areas	35-60%
Senior Managers	20-35%
Middle Managers	15-20%
Senior Professionals and Entry Level Managers	9 - 20%
Administrative Support and Entry Level Professionals	0 - 8%
Target Percentages will be established within the above ranges by, and may be changed with the approval of, the following officers of The Progressive Corporation (collectively, the “Designated Executives”): (a) the Chief Executive Officer, and (b) either the Chief Human Resource Officer or the Chief Financial Officer. Target Percentages also may be changed from year to year by the Designated Executives.
6.	The Performance Factor
A.	General
The Performance Factor shall consist of one or more Profitability and Growth Components, as described below (“Performance Components”). The Performance Components may be weighted to reflect the nature of the individual participant’s assigned responsibilities. The weighting factors may differ among participants and will be determined, and may be changed from year to year, by or under the direction of the Committee.
B.	Profitability and Growth Components
The Profitability and Growth Components measure the overall operating performance of Progressive’s Core Business (including the Drive Business Segment, the Direct Business Segment and the Commercial Auto Business Segment, but excluding Midland Financial Group, Inc. and other businesses in run-off), or a designated Business Segment, for the Plan year for which an Annual Gainsharing Payment is to be made. For purposes of computing a Performance Score for these Components, operating performance results are measured by one or more Performance Matrices, as established by or under the direction of the Committee for the Plan year, which assign a Performance Score to various combinations of profitability and growth outcomes. Except as provided below, under the Performance Matrices, profitability is measured by the GAAP Combined Ratio and growth is based on the year-to-year change in Net Earned Premiums.

For 2006, and for each Plan year thereafter until otherwise determined by the Committee, separate Performance Scores will be determined, and separate Gainsharing Matrices will be used, for the Drive Business Segment, the Direct Business Segment and the Commercial Auto Business Segment. For purposes hereof, the Drive Business Segment includes Drive Auto, including Strategic Alliances Drive Auto and Drive Special Lines. The Direct Business Segment includes Auto and Special Lines business produced by phone or over the Internet. For purposes of this Plan, the results of the Midland Financial Group, Inc. and other businesses in run-off are excluded from the Drive, Direct and Commercial Auto Business Segments and, thus, from Core Business results. Net operating gains/losses from other Core products, if any, will be apportioned among the Drive, Direct and Commercial Auto Business Segments in accordance with the respective amount(s) of Net Earned Premiums generated by such products in each such Business Segment and the apportioned gains/losses will be included in the calculation of the Combined Ratio.

The GAAP Combined Ratio will be separately determined for each of the Drive Business Segment, the Direct Business Segment and the Commercial Auto Business Segment. The GAAP Combined Ratio of each such Business Segment will then be matched with growth in Net Earned Premiums for such Business Segment using the applicable Gainsharing Matrix, to determine a Performance Score (“Standard Performance Computation”).

For 2006 and for each Plan year thereafter until otherwise determined by the Committee, the operating performance of the Direct Business Segment will be measured in part by the Standard Performance Computation and in part by the modified profitability and growth criteria described below (“Modified Performance Computation”).

For purposes of the Modified Performance Computation:
(i)	Profitability is measured by the Lifetime Combined Ratio for new Auto and Special Lines policies written by the Direct Business Segment during the Plan year, as compared to a range of possible outcomes set forth in a Performance Matrix approved by or under the direction of the

Committee. The Lifetime Combined Ratio, which projects the profitability over time of new policies written by the Direct Business during the Plan Year, will be calculated using the GAAP new and renewal Combined Ratios for the Plan Year for all Direct Business Segment earned premium, weighted by the expected new/renewal Lifetime Earned Premium mix, determined by formula approved by or under the direction of the Committee.

(ii)	Growth is measured by the year-to-year change in Lifetime Earned Premium (as defined below) for new business written by the Direct Business Segment. Lifetime Earned Premium, which incorporates a measure of customer retention into the growth computation, is the amount of earned premium that the Company is projected to generate over time with respect to new policies written by the Direct Business Segment during a given Plan Year (including any subsequent renewals thereof), as determined by a formula, to be approved by or under the direction of the Committee, that is developed utilizing a combination of historical experience data and statistical analysis.
C.	Component Weighting
For most participants, the Performance Factor will be determined solely by the performance results for the Core Business, consisting of the Drive, Direct and Commercial Auto Business Segments. The Performance Score for the Drive and Commercial Auto Business Segments will be separately determined by application of the Standard Performance Computation. The Performance Score for the Direct Business Segment will be based 50% on the Standard Performance Computation and 50% on the Modified Performance Computation. The resulting Performance Scores for each of the Drive, Direct and Commercial Auto Business Segments will then be multiplied by a weighting factor (based on the percentage of Net Earned Premiums generated by each such Business Segment during the Plan year), the weighted Performance Scores will be combined and the sum of the weighted Performance Scores will be the Performance Score for the Core Business.

As noted above, for most participants, the Performance Factor will be the Performance Score for the Core Business. For certain employees designated by or under the direction of the Committee, however, the Performance Factor will be based on the Performance Scores for both the Core Business, as a whole, and their assigned Business Segment. Generally, for these employees, the Performance Factor will be based 50% on the Core Business Performance Score and 50% on their assigned Business Segment’s Performance Score. For example, for the members of the Direct Business Leadership Group (as defined below), the Performance Factor will be based 50% on the Core Business Performance Score and 50% on the Performance Score for the Direct Business Segment.

The Direct Business Leadership Group includes the Direct Business Leader, the IT Director for the Direct Business Segment and all other employees assigned primarily to the Direct Business Segment who are eligible to participate in the Company’s equity incentive plans and have been designated by the Direct Business Leader.

With respect to each of the IT Business Leaders selected by the Designated Executives, the Performance Factor will be based on both the Core Business Performance Score and the Business Segment Performance Score of his or her assigned Business Segment, in such ratio or otherwise weighted as shall be determined by or under the direction of the Committee.

The Performance Score for each Performance Component will be multiplied by the assigned weighting factor to produce a Weighted Performance Score. The sum of the Weighted Performance Scores equals the Performance Factor. The final Performance Factor can vary from 0 to 2.0, based on actual performance versus the pre-established objectives. The Performance Factor cannot exceed 2.0, regardless of results.
7.	Subject to Paragraph 9 below, no later than December 31 of each Plan year, each participant will receive an initial payment in respect of his or her Annual Gainsharing Payment for that Plan year equal to 75% of an amount calculated on the basis of Paid Earnings for the first 24 pay periods of the Plan year, estimated earnings for the remainder of the Plan year, performance data through the first 11 months of the Plan year (estimated, if necessary) and forecasted operating results for the remainder of the Plan year. No later than February 15 of the following year, each participant will receive the balance of his or her Annual Gainsharing Payment, if any, for such Plan year, based on his or her Paid Earnings and performance data for the entire Plan year.

Any Plan participant who is then eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan (“Deferral Plan”) may elect to defer all or a portion of the Annual Gainsharing Payment otherwise payable to him/her under this Plan, subject to and in accordance with the terms of the Deferral Plan.
8.	If, for any Plan year, an employee has been selected to participate in both the Plan and another incentive plan offered by the Company, then with respect to such employee, the Gainsharing formula set forth in Paragraph 3 hereof shall be appropriately adjusted by applying a weighting factor to reflect the proportion of the employee’s total annual incentive opportunity that is being provided by the Plan. The Committee shall have full authority to determine the incentive plan or plans in which any employee will participate during any plan year and, if an employee is selected to participate in more than one plan, the weighting factor that will apply to each such plan.

9.	Unless otherwise determined by the Committee, and except as expressly provided herein, in order to be entitled to receive an Annual Gainsharing Payment for any Plan year, the participant must be assigned to the Core Business or a participating business unit or support function, and be an active employee of the Company, on November 30 of the Plan year (“Qualification Date”). Individuals who are hired on or after December 1 of any Plan year are not entitled to an Annual Gainsharing Payment for that Plan year.

Any participant who is on a leave of absence covered by the Family and Medical Leave Act of 1993, personal leave of absence with the approval of the Company, military leave or short or long-term disability on the Qualification Date with respect to any Plan year will be entitled to receive an Annual Gainsharing Payment for such Plan year, calculated as provided in Paragraphs 3 through 6 above and based on the amount of Paid Earnings received by such participant during the Plan year.

Annual Gainsharing will be net of any legally required deductions for federal, state and local taxes and other items.
10.	The right to any Annual Gainsharing Payment hereunder may not be sold, transferred, assigned or encumbered by any participant. Nothing herein shall prevent any participant’s interest hereunder from being subject to involuntary attachment, levy or other legal process.
11.	The Plan shall be administered by or under the direction of the Committee. The Committee shall have the authority to adopt, amend, revise and repeal such rules, guidelines, procedures and practices governing the Plan as it shall, from time to time, in its sole discretion, deem advisable.

The Committee shall have full authority to determine the manner in which the Plan will operate, to interpret the provisions of the Plan and to make all determinations hereunder. All such interpretations and determinations shall be final and binding on Progressive, all Plan participants and all other parties. No such interpretation or determination shall be relied on as a precedent for any similar action or decision.

Unless otherwise determined by the Committee, all of the authority of the Committee hereunder (including, without limitation, the authority to administer the Plan, select the persons entitled to participate herein, interpret the provisions thereof, waive any of the requirements specified herein and make determinations hereunder and to select, approve, establish, change or modify Performance Components and their respective formulae, weighting factors, performance targets and Target Percentages) may be exercised by the Designated Executives. In the event of a dispute or conflict, the determination of the Committee will govern.

12.	The Plan may be terminated, amended or revised, in whole or in part, at any time and from time to time by the Committee, in its sole discretion.

13.	The Plan will be unfunded and all payments due under the Plan shall be made from Progressive’s general assets.

14.	Nothing in the Plan shall be construed as conferring upon any person the right to remain a participant in the Plan or to remain employed by Progressive, nor shall the Plan limit Progressive’s right to discipline or discharge any of its officers or employees or change any of their job titles, duties or compensation.

15.	Progressive shall have the unrestricted right to set off against or recover out of any Annual Gainsharing Payment or other sums owed to any participant under the Plan any amounts owed by such participant to Progressive.

16.	This Plan supersedes all prior plans, agreements, understandings and arrangements regarding bonuses or other cash incentive compensation payable to participants by or due from Progressive. Without limiting the generality of the foregoing, this Plan supersedes and replaces The Progressive Corporation 2005 Gainsharing Plan (the “Prior Plan”), which is and shall be deemed to be terminated as of December 31, 2005 (the “Termination Date”); provided, that any bonuses or other sums earned and payable under the Prior Plan with respect to any Plan year ended on or prior to the Termination Date shall be unaffected by such termination and shall be paid to the appropriate participants when and as provided thereunder.

17.	This Plan is adopted, and is to be effective, as of January 1, 2006, which is the commencement of Progressive’s 2006 fiscal year. This Plan shall be effective for the 2006 Plan year (which coincides with Progressive’s 2006 fiscal year) and for each Plan year thereafter unless and until terminated by the Committee.

18.	This Plan shall be interpreted and construed in accordance with the laws of the State of Ohio.